Exhibit 99.1

Press Release- January 5, 2006

For Further Information Contact: W. Alex Hall, Jr., President

Telephone: 704-865-4202

INTEGRITY FINANCIAL MERGES ITS TWO SUBSIDIARY BANKS

Hickory, North Carolina, January 5, 2006. Integrity Financial Corporation, (NASDAQ: “IFCB”) announced today that it had effectively merged its two operating subsidiary banks, Catawba Valley Bank headquartered in Hickory, North Carolina and First Gaston Bank of North Carolina, headquartered in Gastonia, North Carolina. The Bank will operate under its existing trade names of “Northwestern Bank” in those markets previously operated by Northwestern National Bank that it acquired in 2002, Catawba Valley Bank in the markets previously served by Catawba Valley Bank and will continue to operate as First Gaston Bank of North Carolina in Gastonia.

W. Alex Hall, President of Integrity and of the merged banks noted: “The merger of our banks has been contemplated for some time and is a precursor to our pending merger with FNB Corp in Asheboro, North Carolina. We anticipate that merger to be consummated in the early part of the second quarter of this year and shortly thereafter First Gaston Bank will be merged with and into First National Bank & Trust Company, the operating bank subsidiary of FNB Corp. ”

Mr. Hall noted that the merger will enhance the consolidation of certain banking functions, especially those of loan underwriting and credit administration as the entire organization comes under one set of lending guidelines. Mr. Hall noted that he and his staff are working closely with personnel at FNB Corp to pave the way for a smooth integration of products and services once the FNB Corp – Integrity Financial Corp merger is consummated.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition.

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